Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 18, 2018 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2017.

Unitholders of record on January 30, 2018 will receive a distribution amounting to $1,870,000 or $0.11 per unit, payable February14, 2018.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	134,963
Natural gas (Mcf)	84,880
Total (BOE)	149,110
Average sales prices:
Oil (per Bbl)	$49.89
Natural gas (per Mcf)	$3.10
Gross proceeds:
Oil sales	$6,733,378
Natural gas sales	263,244
Total gross proceeds	$6,996,622
Costs:
Lease operating expenses	$3,201,731
Production and property taxes	967,311
Development expenses	289,893
Total costs	$4,458,935
Net proceeds	$2,537,687
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$2,030,150
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$2,030,150
Provision for estimated Trust expenses	(160,150)
Net cash proceeds available for distribution	$1,870,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2017.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (512) 236-6599

601 Travis Street, Floor 16, Houston, TX  77002